Exhibit 8.2

April 6, 2017

Alon USA Energy, Inc.
12700 Park Central Dr., Suite 1600
Dallas, TX 75251

RE: United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Alon USA Energy, Inc., a Delaware corporation (the “Alon”) in connection with the Mergers and any other transaction contemplated by the Agreement and Plan of Merger dated as of January 2, 2017 (the “Merger Agreement”), among Alon, Delek US Holdings, Inc. (“Delek”), a Delaware corporation, Delek Holdco, Inc., a Delaware corporation (“HoldCo”), Dione Mergeco, Inc. (“Delek Merger Sub”), a Delaware corporation, and Astro Mergeco, Inc., a Delaware corporation (“Alon Merger Sub”). Capitalized terms used herein but not defined shall have the meanings set forth in the Registration Statement.

This opinion letter is being delivered in connection with the Registration Statement (File No. 333-216298) on Form S-4, (the “Registration Statement”) filed by Holdco on February 28, 2017, with the Securities and Exchange Commission (the “Commission”), as amended and supplemented through the date hereof.

In preparing this opinion letter, we have reviewed, and with your consent are expressly relying upon (without any independent investigation thereof), the truth and accuracy of the statements, representations, and covenants contained in (i) the Merger Agreement and any exhibits thereto, (ii) the Registration Statement, (iii) the representation letters provided to us by representatives of Alon, Delek, Holdco, Delek Merger Sub and Alon Merger Sub dated as of the date hereof (the “Representation Letters”) delivered to us for purposes of this opinion letter and (iv) such other documents and corporate records that we have deemed necessary and appropriate to enable us to render this opinion letter. Additionally, we have assumed that the Representation Letters will be re-executed in substantially the same form by the appropriate representatives and that we will render another opinion letter as a condition to the closing of the Mergers pursuant to the Merger Agreement on the Closing Date. With respect to any representations in any of the foregoing documents that are made “to the knowledge of” or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification. In addition, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents, such documents accurately reflect the material facts of such transactions, and that none of the material terms and conditions therein have been or will be waived or modified.

If any of our assumptions described above are untrue for any reason or if the Mergers or any other transaction contemplated by the Merger Agreement are consummated in a manner that is different from the manner in which it is described in the Merger Agreement and/or the Registration Statement, this opinion letter below may be adversely affected and may not be relied upon.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Based upon and subject to the foregoing, we hereby confirm the opinion of Vinson & Elkins LLP that is attributed to us in the discussion of the United States federal income tax consequences appearing under the heading “Material U.S. Federal Income Tax Consequences of the Mergers” in the Registration Statement.

This opinion letter is being delivered prior to the consummation of the Mergers and any other transaction contemplated by the Merger Agreement and therefore is prospective and dependent on future events. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, this opinion letter may become inapplicable. This opinion letter is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion letter to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion letter is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not, however, constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP
Vinson & Elkins LLP